Exhibit 16.1

March 28, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: DSE Fishman Inc.

File No. 000-49993

Ladies and Gentlemen:

We have read the statements made by DSE Fishman, Inc., which were provided to us on March 6, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of  Form 8-K.  We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP

Most & Company, LLP

Independent Registered Public   Accounting Firm